News Release
#15-18	CONTACT:
Greg Powell Vice President Investor Relations B/E Aerospace (561) 791-5000

B/E AEROSPACE REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS;
REVENUES UP 4%; EPS UP 14%, EXCLUDING
PREVIOUSLY ANNOUNCED COST REDUCTION CHARGE;
REAFFIRMS 2015 GUIDANCE AND PROVIDES 2016 – 2017 OUTLOOK

WELLINGTON, FL, October 27, 2015 – B/E Aerospace, Inc. (the “Company”) (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products, today announced its third quarter 2015 financial results, reaffirmed its 2015 guidance, and provided an update on its longer term outlook.

THIRD QUARTER 2015 HIGHLIGHTS

•	Revenues increased 4 percent (4.9 percent on a constant currency basis) as compared with the prior year period
•	The Company recognized an after-tax charge of $30.5 million, or $0.29 per share, during the quarter, associated with its previously announced cost reduction program
•
Exclusive of the third quarter charge, operating margin was 18.3 percent and net earnings per diluted share of $0.73 increased 14 percent as compared with the prior year period’s adjusted results as described below

•	The Company repurchased $60 million of its shares, repaid $125 million of its outstanding term loan and declared a $0.19 quarterly dividend
•	The Company reaffirmed its 2015 financial guidance, established its full year 2016 financial guidance and provided its initial 2017 outlook

For comparability purposes, except as otherwise noted, this press release presents 2015 results excluding the previously announced third quarter charge associated with the Company’s cost reduction program.  In addition, this press release presents 2014 results, unless otherwise noted, excluding discontinued operations, representing the consumables management segment (“CMS”) which was spun-off in December 2014 (the “spin-off”).  2014 results are also adjusted, unless otherwise noted, to exclude 2014 business repositioning, expedited development costs, acquisition related and strategic review related costs, and certain 2014 expenses previously allocated to CMS, and to present 2014 income tax expense based on the third quarter and nine months 2015 effective tax rate for comparability purposes and unless otherwise stated, period over period changes are calculated using adjusted numbers for both periods.  These items are described in “Reconciliation of Non-GAAP Financial Measures.”

 “We are pleased to reaffirm our 2015 guidance and provide a solid outlook for the next two years supported by our record backlog and continued new order wins.  Our key focus is executing on our record orders and translating the revenue growth into even faster earnings and free cash flow growth on a per share basis.  To that end, we plan to optimize our margins and lower our share count as we grow. In order to optimize our operating margins, during the third quarter the Company implemented a cost reduction program which includes consolidation of six facilities and a reduction in force of approximately 450 employees.  Given our expectation of continued strong free cash flow generation over the next several years, as well as the value that our shares represent, the Company repurchased $60 million of our shares during the quarter and an additional $17 million through October 23, 2015, or total share repurchases of $77 million, and we are targeting $200 million of share repurchases for 2016.  We are comfortable with our current level of debt due to the visibility we have into accelerating revenue growth, and we have set a long‐term leverage ratio target of approximately 2.5 times net debt to EBITDA.  We expect to achieve that objective primarily as a result of EBITDA growth.  Our free cash flow conversion ratio is expected to move toward 100 percent over the next couple of years with a near term priority on share repurchases rather than debt repayment.  We also continue to expect to increase our dividend by approximately 10 percent in 2016,” said Amin J. Khoury, Executive Chairman of B/E Aerospace.

THIRD QUARTER 2015 CONSOLIDATED RESULTS

Third quarter 2015 revenues of $679.8 million increased 4.0 percent as compared with the prior year period.  On a constant currency basis revenues increased approximately 4.9 percent.

Operating earnings of $124.2 million increased 1.9 percent and operating margin was 18.3 percent, while net earnings and net earnings per diluted share were $76.7 million and $0.73 per share, representing increases of 14.3 percent and 14.1 percent, respectively, as compared with the prior year period.  On a GAAP basis, operating earnings were $75.2 million, while net earnings and net earnings per diluted share were $45.8 million and $0.44 per share.

Bookings during the third quarter of 2015 were approximately $675 million and the book-to-bill ratio was approximately 1 to 1.  The year-to-date book-to-bill ratio is approximately 1.1 to 1.  Backlog as of September 30, 2015 was approximately $3.2 billion, while awarded but unbooked backlog was approximately $5.0 billion, bringing total backlog, both booked and awarded but unbooked, to approximately $8.2 billion.

THIRD QUARTER 2015 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the three months ended September 30, 2015 and 2014:

REVENUES
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$507.8	$513.9	-1.2%
Business jet	172.0	139.8	23.0%
Total	$679.8	$653.7	4.0%

OPERATING EARNINGS
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$96.2	$94.5	1.8%
Business jet	28.0	27.4	2.2%
Total	$124.2	$121.9	1.9%

Third quarter 2015 commercial aircraft segment (“CAS”) revenues of $507.8 million decreased 1.2 percent.  On a constant currency basis revenues were essentially flat.  Operating earnings of $96.2 million increased 1.8 percent and operating margin of 18.9 percent increased 50 basis points as a result of a favorable mix of products.  On a GAAP basis, operating earnings were $66.9 million as compared to $80.4 million in the prior year period.

Third quarter 2015 business jet segment (“BJS”) revenues of $172.0 million increased 23.0 percent.  Revenue growth was driven by higher sales of super first class seating products partially offset by a lower volume of business jet products.  Operating earnings were $28.0 million and operating margin was 16.3 percent.  Operating margin was negatively impacted by an unfavorable mix of products.  On a GAAP basis, operating earnings were $8.3 million as compared to an operating loss of $6.9 million in the prior year period.

NINE MONTH 2015 CONSOLIDATED RESULTS

For the nine months ended September 30, 2015, revenues of $2.07 billion increased 5.6 percent.  On a constant currency basis revenues increased 6.5 percent.  Organic revenue growth for the nine-month period was 2.7 percent and was 3.6 percent on a constant currency basis.

For the nine months ended September 30, 2015 operating earnings of $377.2 million increased 6.0 percent and operating margin of 18.2 percent expanded 10 basis points, while net earnings and net earnings per diluted share were $233.2 million and $2.22 per share, representing increases of 17.5 percent and 16.8 percent, respectively, as compared with the prior year period.  On a GAAP basis, operating earnings were $328.2 million, while net earnings and net earnings per diluted share were $202.3 million and $1.93 per share.

NINE MONTH 2015 SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the nine months ended September 30, 2015 and 2014:

REVENUES
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$1,573.2	$1,578.4	-0.3%
Business jet	497.2	382.7	29.9%
Total	$2,070.4	$1,961.1	5.6%

OPERATING EARNINGS
($ in millions)
Segment	2015	2014	% Change
Commercial aircraft	$294.3	$286.8	2.6%
Business jet	82.9	69.1	20.0%
Total	$377.2	$355.9	6.0%

For the nine months ended September 30, 2015, CAS revenues of $1.573 billion were essentially flat.  On a constant currency basis revenues increased 0.7 percent.  Operating earnings of $294.3 million increased 2.6 percent and operating margin of 18.7 percent expanded 50 basis points, each as compared with the prior year period.  On a GAAP basis, operating earnings were $265.0 million as compared to $271.8 million in the prior year period.

For the nine months ended September 30, 2015, BJS revenues of $497.2 million increased 29.9 percent.  Organic revenue growth for the nine-month period was 15.8 percent.  Operating earnings increased 20.0 percent to $82.9 million and operating margin was 16.7 percent.  On a GAAP basis, operating earnings were $63.2 million as compared to $30.1 million in the prior year period.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “In what has been a slow growth period for most industrial companies, our bookings over the past 2 years have been extraordinarily strong and, as we have previously discussed, revenues from these awards are expected to be realized primarily in 2017, 2018, and beyond.  We expect to return to a strong revenue growth rate in 2017 with revenues expected to increase approximately 7.5 percent as compared with 2016.  Our backlog gives us excellent visibility into solid revenue growth beyond 2017 as well.”

Mr. Khoury continued, “We are pleased to maintain our prior guidance for 2015 and 2016. Exclusive of the third quarter charge, we are maintaining our 2015 expectation of approximately $2.8 billion in revenues, operating margin in excess of 18 percent, and net earnings per diluted share of approximately $3.03 per share, an increase of 21 percent as compared with 2014.  We continue to expect 2016 revenues to be 1 to 2 percent higher than 2015 revenues.”

The Company’s 2016 financial guidance is as follows:

•	2016 revenues are expected to be approximately 1 to 2 percent higher than 2015 revenues,
•	Operating margin is expected to be in excess of 18 percent,
•	Interest expense is expected to be approximately $92 million,
•	Effective tax rate is expected to be approximately 22 percent which assumes passage of the R&D tax credit,
•	2016 net earnings per share are expected to increase approximately 5 percent to approximately $3.15 to $3.20 per diluted share, and
•	2016 free cash flow conversion ratio is expected to be approximately 75 percent of net earnings.

Mr. Khoury concluded, “The quality of our backlog underlies our confidence in our 2017 expectation of revenue growth of approximately 7.5 percent, and based upon modest incremental margin improvement assumptions and continued execution of our capital allocation plan, we expect earnings per share growth in the low to mid-teens as compared with 2016.  In addition, as we complete the development phase of our supplier furnished programs and ship higher volumes of equipment, we expect our free cash flow conversion ratio to move toward 100 percent in 2017.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The declaration and payment of future dividends, the repurchase of shares of the Company’s stock and repayment of outstanding debt are at the discretion of the Board of Directors and will depend on the Company’s future earnings, capital requirements, financial conditions, operating conditions, contractual restrictions and such other factors as the Board of Directors may deem relevant.  For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

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B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		NIINE MONTHS ENDED
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$679.8	$653.7	$2,070.4	$1,961.1
Cost of sales	424.4	423.6	1,246.1	1,193.7
Selling, general and administrative	106.4	84.9	279.7	252.1
Research, development and engineering	73.8	71.7	216.4	213.4
CMS corporate allocations	-	9.4	-	16.1

Operating earnings	75.2	64.1	328.2	285.8

Operating earnings, as a percentage
of revenues	11.1%	9.8%	15.9%	14.6%

Interest expense, net	24.0	34.2	72.4	96.5

Earnings before income taxes	51.2	29.9	255.8	189.3

Income tax expense (benefit)	5.4	(19.3)	53.5	14.6

Net earnings from continuing
operations	$45.8	$49.2	$202.3	$174.7

Net earnings from continuing operations
per common share:
Basic	$0.44	$0.47	$1.94	$1.68
Diluted	$0.44	$0.47	$1.93	$1.67

Weighted average common shares:
Basic	104.3	103.9	104.4	103.9
Diluted	104.8	104.6	104.9	104.5

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$164.3	$292.5
Accounts receivable	380.7	288.3
Inventories	1,085.9	924.3
Deferred income taxes	20.4	19.2
Other current assets	68.0	131.3
Total current assets	1,719.3	1,655.6
Long-term assets	1,496.2	1,536.5
	$3,215.5	$3,192.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$835.7	$783.6
Total long-term liabilities	2,291.4	2,398.4
Total stockholders' equity	88.4	10.1
	$3,215.5	$3,192.1

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Earnings from continuing operations	$202.3	$174.7
Earnings from discontinued operations	—	145.1
Net earnings	202.3	319.8
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	63.1	105.3
Deferred income taxes	4.8	21.4
Non-cash compensation	22.1	21.6
Provision for doubtful accounts	6.7	1.7
Loss on disposal of property and equipment	4.6	2.9
Debt prepayment costs	0.9	—
Tax benefits realized from prior exercises of employee stock options and
restricted stock	(4.0)	(9.1)
Changes in operating assets and liabilities:
Accounts receivable	(107.3)	(142.5)
Inventories	(171.6)	(218.1)
Other current and non-current assets	70.2	(61.1)
Accounts payable and accrued liabilities	98.6	161.6
Net cash flows provided by operating activities	190.4	203.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(63.3)	(183.0)
Acquisitions, net of cash acquired	4.0	(1,043.1)
Other	(5.5)	0.1
Net cash flows used in investing activities	(64.8)	(1,226.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	3.1	3.7
Purchase of treasury stock, including share repurchases	(60.8)	(0.1)
Tax benefits realized from prior exercises of employee stock options and
restricted stock	4.0	9.1
Borrowings on line of credit	—	668.0
Debt origination costs	—	(2.0)
Principal payments on long-term debt	(136.0)	—
Dividends	(59.7)	—
Net cash flows (used in) provided by financing activities	(249.4)	678.7

Effect of foreign exchange rate changes on cash and cash equivalents	(4.4)	(4.7)

Net decrease in cash and cash equivalents	(128.2)	(348.5)
Cash and cash equivalents, beginning of period	292.5	637.8
Cash and cash equivalents, end of period	$164.3	$289.3

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This press release presents 2015 net earnings, net earnings per diluted share, consolidated operating earnings, commercial aircraft segment and business jet segment operating earnings excluding the previously announced third quarter charge associated with the Company’s cost reduction program and presents prior year (“2014”) net earnings, net earnings per diluted share, consolidated operating earnings, commercial aircraft segment and business jet segment operating earnings excluding results from discontinued operations (representing the consumables management segment (“CMS”) which was spun-off in December 2014) and adjusted to exclude (1) 2014 business repositioning, expedited development, acquisition and strategic review related costs and (2) certain costs previously allocated to CMS, but required to be allocated to corporate overhead under GAAP, and which have been further adjusted by presenting income tax expense based on the third quarter 2015 effective tax rate. Each of these adjusted measures are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business in 2015 compared to the performance of the Company without the CMS business in 2014. The Company believes these 2015 and 2014 adjusted financial measures are relevant and useful for investors because they allow investors to have a better understanding of changes in the Company’s performance over 2014 after eliminating from 2014 results not only the results from discontinued operations under GAAP, but also the 2015 charge associated with the Company’s cost reduction program and 2014 business repositioning, expedited development, acquisition and strategic review related costs, and certain costs previously allocated to CMS.  These 2015 and 2014 adjusted financial measures should not be viewed as a substitute for, or superior to, operating earnings, or net earnings from continuing operations (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance for 2015 and 2014.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses the free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

B/E AEROSPACE, INC.
RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO 2014 ADJUSTED NET EARNINGS PER DILUTED SHARE
(In Millions, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net earnings from continuing operations	$45.8	$49.2	$202.3	$174.7
Other costs, as defined *	49.0	48.4	49.0	54.0
GAAP required add-back of CMS
corporate allocations	-	9.4	-	16.1
Adjustment to income taxes **	(18.1)	(39.9)	(18.1)	(46.4)
Adjusted earnings from continuing operations	$76.7	$67.1	$233.2	$198.4

Adjusted net earnings from continuing
operations per diluted share	$0.73	$0.64	$2.22	$1.90

Diluted weighted average
shares	104.8	104.6	104.9	104.5

* 2015 other costs, as defined of $49.0 million are associated with facilities consolidation, product rationalization, workforce reductions and program discontinuance. 2014 other costs, as defined of $48.4 million for three months ended September 30 and $54.0 million for nine months ended September 30 are associated with business repositioning, expedited development, acquisition and strategic review related costs

** For comparability purposes, 2014 income taxes are also adjusted based on 2015 third quarter and nine months ended September 30 effective tax rate of 23.5%

B/E AEROSPACE, INC.
RECONCILIATION OF OPERATING EARNINGS
TO 2014 ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating earnings	$75.2	$64.1	$328.2	$285.8
Other costs, as defined *	49.0	48.4	49.0	54.0
GAAP required add-back of CMS
corporate allocations	-	9.4	-	16.1
Adjusted operating earnings	$124.2	$121.9	$377.2	$355.9

B/E AEROSPACE, INC.
RECONCILIATION OF CAS OPERATING EARNINGS TO
ADJUSTED CAS OPERATING EARNINGS
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
CAS operating earnings	$66.9	$80.4	$265.0	$271.8
Other costs, as defined *	29.3	14.1	29.3	15.0
Adjusted CAS operating earnings	$96.2	$94.5	$294.3	$286.8

B/E AEROSPACE, INC.
RECONCILIATION OF BJS OPERATING EARNINGS TO
TO ADJUSTED BJS OPERATING EARNINGS
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
BJS operating earnings (loss)	$8.3	$(6.9)	$63.2	$30.1
Other costs, as defined *	19.7	34.3	19.7	39.0
Adjusted BJS operating earnings	$28.0	$27.4	$82.9	$69.1

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